Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
SearchMedia International Limited
We consent to the use of our report, dated March 31, 2009, with respect to the balance sheets of Shanghai Sige Advertising and Media Co. Ltd. as of December 31, 2006 and June 3, 2007, and the related statements of income, owner’s deficit and comprehensive income, and cash flows for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007, included herein, and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG
Hong Kong, China
March 31, 2009